                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  NATURE'S SUNSHINE PRODUCTS, INC,
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                        NATURE'S SUNSHINE PRODUCTS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 19, 1997

To the Shareholders:

    Notice is hereby given that the 1997 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. (the "Company") will be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 19, 1997, at 10:00 a.m., local time, for the following purposes:

        1. To elect two directors, each to serve a term of three years, and until his or her successor is elected and shall qualify;

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                            By Order of the Board of Directors

                                                    BRENT F. ASHWORTH

                                                        SECRETARY

Dated: April 14, 1997

PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF
                        NATURE'S SUNSHINE PRODUCTS, INC.

                             ---------------------

                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nature's Sunshine Products, Inc. ("the Company") for the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84106 on May 19, 1997, at 10:00 a.m., local time. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

    The close of business on April 14, 1997 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were 18,795,887 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be considered at the meeting. For a description of the principal holders of the Company's Common Stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

    Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of the Board of Directors' nominees for directors of the Company.

    The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairman of the Meeting of his intent to revoke the Proxy.

    The principal executive offices of the Company are located at 75 East 1700 South, Provo, Utah 84606. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 14, 1997.

                       PRINCIPAL HOLDERS OF COMMON STOCK

    The following table sets forth information as of March 31, 1997, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table under "Executive Compensation", and all officers and directors of the Company as a group.

                                                           NUMBER OF SHARES
                                                             BENEFICIALLY        PERCENT OF
                    BENEFICIAL OWNER                           OWNED(1)           CLASS(2)
--------------------------------------------------------  ------------------  -----------------
Pauline T. Hughes                                               2,332,914(3)          12.3%
311 East Canal Road
Salem, UT 84653

Kristine F. Hughes                                              1,869,392(4)           9.8%
Eugene L. Hughes
75 East 1700 South
Provo, UT 84606

Thomas W. Smith                                                 1,622,745(5)           8.6%
323 Railroad Avenue
Greenwich, CT 06830

Thomas N. Tryforos                                              1,312,245(6)           7.0%
323 Railroad Avenue
Greenwich, CT 06830

Merrill Gappmayer                                                 143,567(7)            .8%
1855 South Alta Vista Drive
Orem, UT 84057

Robert H. Daines                                                    4,000(8)             0%
660 TNRB, P. O. Box 23131
Provo, UT 84602-3131

Douglas Faggioli                                                  167,618(9)            .9%

Dale G. Lee                                                       183,062(1)(0)          1.0%

All officers and directors as a group (11 persons)              5,139,509(1)(1)         25.8%

------------------------

(1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named. Amounts shown include, where applicable, shares subject to presently exercisable options.

(2) The percentage includes shown for each beneficial owner is calculated based upon the outstanding Common Stock, including shares of Common Stock subject to presently exercisable options held by such beneficial owner which are deemed to be outstanding.

(3) Includes 1,928,729 shares held by Pauline Hughes in trust for the benefit of herself and her children, 261,570 shares held by a family limited partnership and 142,615 shares subject to presently exercisable options.

(4) Includes 16,335 shares held directly, 1,446,959 shares held by Kristine and Eugene Hughes as trustees for the benefit of themselves and their children, 88,173 shares allocated to Mr. Hughes' account in a 401(k) Plan and 317,925 shares subject to presently exercisable options. Does not include 1,612,801 shares held by their children and grandchildren.

(5) In an Amendment No. 1 to a Schedule 13D dated November 25, 1996, Thomas Smith reported that he held sole voting and dispositive power for 310,500 shares and shared voting and dispositive power for 1,312,245 shares with Thomas N. Tryforos.

(6) In an Amendment No. 1 to a Schedule 13D dated November 8, 1996, Thomas Tryforos reported that he held sole voting and dispositive power for 6,022 shares and shared voting and dispositive power for 1,312,245 shares with Thomas W. Smith.

(7) Includes 16,627 shares held directly, 660 shares held by a minor child and 126,280 shares subject to presently exercisable options.

(8)   Includes 4,000 shares subject to presently exercisable options.

(9) Includes 27,696 shares held directly, 17,123 shares allocated in a 401(k) Plan and 122,799 shares subject to presently exercisable options.

(1)(0) Includes 5,085 shares held directly, 34,317 shares allocated in a 401(k) Plan and 143,660 shares subject to presently exercisable options.

(1)(1) Includes 267,579 shares allocated to officers in the 401(k) Plan and 1,096,680 shares subject to presently exercisable options.

                             ELECTION OF DIRECTORS

    In accordance with the By-Laws of the Company, the Board of Directors has fixed its number at five members. The incumbent directors were elected for staggered terms at the last three annual meetings.

    Under the Company's Restated Articles of Incorporation, directors are divided into three classes, each class to consist, as nearly as may be possible, of one-third of the number of directors then constituting the entire Board of Directors. Each year one class of directors is elected, each director to serve a term of three years.

    At the Annual Meeting, two directors, Pauline T. Hughes and Merrill Gappmayer, will stand for election to serve three years and thereafter until each of their successors are elected and shall qualify.

    In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxies for the election of the nominees listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that the nominees will be unable to serve, but if either nominee should become unable to serve, the Proxies will be voted for such other person as the Board of Directors shall recommend.

    Certain information concerning the two nominees to the Board of Directors, and directors whose terms will continue after the Annual Meeting is set forth below.

                                                                                SERVED AS
                                                                                DIRECTOR       CLASS AND YEAR TERM WILL
    NAME OF NOMINEE          AGE               COMPANY POSITION HELD              SINCE                 EXPIRE
-----------------------      ---      ---------------------------------------  -----------  ------------------------------
                                                         NOMINEES
Merrill Gappmayer                55   Director                                       1980   Class I 2000 (if re-elected)

Pauline T. Hughes                55   Director                                       1988   Class I 2000 (if re-elected)

                                           DIRECTORS WHOSE TERMS ARE CONTINUING

Kristine F. Hughes               58   Chairperson of the Board and Director          1980   Class III 1999

RobertH. Daines                  62   Director                                       1996   Class II 1998

Eugene L. Hughes                 66   Senior Vice President and Director             1980   Class II 1998

COMPENSATION OF DIRECTORS

    Board members who are also employees of the Company do not receive any directors fees. The Company pays its non-employee Board members directors' fees ranging from $40,500 to $44,500 per year, as well as the cost of health and life insurance coverage. The Company does not pay any fees for attendance at committee meetings. Under the 1993 Stock Option Plan, as amended, each non-employee director of the Company elected by the shareholders received an annual option to purchase 33,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. The Plan expired in December 1996.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

    There were thirteen meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings of the Board and committees of the Board on which they served.

    The Board of Directors has a Compensation Committee which consists of Merrill Gappmayer, Pauline T. Hughes and Robert H. Daines. The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's officers and other key employees. There were three meetings of the Compensation Committee during the last fiscal year.

    The Board of Directors also has an Audit Committee which consists of Merrill Gappmayer, Pauline T. Hughes and Robert H. Daines. The function of the Audit Committee is generally to approve the engagement of the Company's independent public accountants and to review audit and non-audit services provided by such accountants. There were two meetings of the Audit Committee during the last fiscal year.

    The Board of Directors has also established a Nominating Committee consisting of Pauline T. Hughes, Merrill Gappmayer and Robert H. Daines. The Nominating Committee considers and recommends nominations for election to the full Board of Directors. The Nominating Committee will consider recommendations of shareholders, and recommendations should be submitted to the Nominating Committee c/o the Secretary of the Company in accordance with the time period in "Shareholder Proposals" below. There were five meetings of the Nominating Committee during the last fiscal year.

                             OFFICERS AND DIRECTORS

    The officers and directors of the Company are:

            NAME                                       POSITION                               AGE
-----------------------------  ---------------------------------------------------------      ---
Kristine F. Hughes             President, Chief Executive Officer, Chairperson of the             58
                                 Board and Director

Eugene L. Hughes               Senior Vice President and Director                                 66

Merrill Gappmayer              Director                                                           55

Pauline T. Hughes              Director                                                           55

Robert H. Daines               Director                                                           62

Douglas Faggioli               Vice President-Finance, Chief Financial Officer and                42
                                 Treasurer

Brent F. Ashworth              Vice President-Legal, Secretary and General Counsel                48

Joseph A. Speirs               Vice President-Marketing                                           44

Dale G. Lee                    Vice President-U.S. Sales                                          51

Dr. Alvin B. Segelman          Vice President-Health Sciences                                     65

David K. Shunick               Vice President-Operations                                          59

    Certain information regarding the business experience of the officers and directors is set forth below.

    KRISTINE F. HUGHES. Mrs. Hughes is President, Chief Executive Officer, Chairperson of the Board of Directors and a Director of the Company. Mrs. Hughes was appointed President and Chief Executive Officer in September 1996. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has served as a Director of the Company since 1980. Mrs. Hughes serves on several civic and community boards and has been recognized for her business achievements. She is the wife of Eugene L. Hughes.

    EUGENE L. HUGHES. Mr. Hughes is Senior Vice President and a Director of the Company. Mr. Hughes was a co-founder and appointed president in 1972 of Hughes Development Corporation, a predecessor of the Company. He has served as an officer or director of the Company and/or its predecessors since 1972. Mr. Hughes serves on several community boards. He is the husband of Kristine F. Hughes.

    MERRILL GAPPMAYER. Mr. Gappmayer has been a Director of the Company since 1980. He is owner, president and CEO of Vista Enterprises, a commercial, residential and industrial land development company located in Orem, Utah. Mr. Gappmayer currently serves as chairman or as a member of the board of six local and national community service organizations.

    PAULINE T. HUGHES. Mrs. Hughes has been a Director of the Company since 1988. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has acted as a consultant from time to time to the Company and its predecessors.

    ROBERT H. DAINES. Mr. Daines has been a Director of the Company since June 1996. Mr. Daines has been employed as a Professor of Business Management at Brigham Young University, Provo, Utah since 1959. Mr. Daines is also currently engaged as a consultant with the Center for Executive Development in Cambridge, Massachusetts. He is also a Director of AT&T Universal Financial Corporation and Franklin Quest Co.

    DOUGLAS FAGGIOLI. Mr. Faggioli is Vice President-Finance, Chief Financial Officer and Treasurer of the Company. He began his employment with the Company in 1983 and has served as an officer of the Company since 1989. He is a Certified Public Accountant.

    BRENT F. ASHWORTH. Mr. Ashworth is Vice President-Legal, Secretary and General Counsel for the Company. Mr. Ashworth began his employment with the Company in 1977 when he was appointed Secretary and General Counsel. He was appointed Vice President-Legal in 1979 and is a member of the Utah State Bar.

    JOSEPH A. SPEIRS. Mr. Speirs is Vice President-Marketing of the Company. He began his employment with the Company in 1977 and since 1983 has served as an officer of the Company.

    DALE G. LEE. Mr. Lee is Vice President-U.S. Sales of the Company. He began his employment with the Company in 1978, and has been an officer of the Company since 1989.

    ALVIN B. SEGELMAN, PH.D. Dr. Segelman is Vice President-Health Sciences. He began his employment with the Company in 1990. From 1971 to 1990, Dr. Segelman was a professor at the College of Pharmacy, Rutgers University, serving as Chairman of the Department of Pharmacognosy from 1979 to 1986. Dr. Segelman has published numerous articles and served on numerous national and Congressional committees.

    DAVID K. SHUNICK. Mr. Shunick is Vice President-Operations. He began his employment with the Company in 1993. From 1992 to 1993, Mr. Shunick acted as a management consultant for DKS Associates. From 1989 to 1992 he served as Director of Material Management for Ares Serono Group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is unaware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for Robert H. Daines who inadvertently filed late his Initial Statement of Ownership on Form 3.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its chief executive officer and to each of its executive officers named below, for the three fiscal years ended December 31, 1996. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below for compensation paid to the general managers of the Company's Mexican and Colombian subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                        ------------------------------------------------------  -------------------------------
         (A)               (B)         (C)          (D)             (E)             (G)              (I)
                                                                                 SECURITIES
                                                               OTHER ANNUAL     UNDER-LYING       ALL OTHER
NAME AND PRINCIPAL                   SALARY                    COMPENSATION     OPTION/SARS    COMPENSATION(3)
  POSITION                YEAR       ($)(1)      BONUS ($)        ($)(2)          (SHARES)           ($)
----------------------  ---------  -----------  -----------  -----------------  ------------  -----------------
Kristine F. Hughes,          1996                                                    53,000          43,761
  Chief Executive
  Officer(4)

Alan D. Kennedy,             1996     309,500      173,000                           18,000           9,598
  Chief Executive            1995     292,000      243,250                          120,000           9,724
  Officer                    1994     257,953      202,500                           19,800           8,933

William E. Spears,           1996     191,359      130,240          12,432           15,300           2,298
  Executive Vice             1995     179,500      134,000          40,220           97,500           2,206
  President                  1994     122,029       83,152                           49,500           1,310

Eugene L. Hughes,            1996     155,450       98,700                           15,300           7,238
  Senior Vice                1995     137,728      100,950                           97,500           7,112
  President                  1994     130,146       83,583                           16,500           4,656

Douglas Faggioli,            1996     155,662       99,750                           10,800           1,003
  Chief Financial            1995     157,500      100,950                           97,500             428
  Officer                    1994     130,138       82,251                           16,500             418

Dale G. Lee,                 1996     145,200       62,640                           11,700           1,629
  Vice President-U.S.        1995     130,500       60,621                           73,500           1,636
  Sales                      1994     121,829       58,000                           16,500           1,129

------------------------

(1) Includes amounts contributed by the Company to its 401(k) defined contribution plan and amounts paid by the Company under its automobile lease program.

(2) The Company provides health, disability and other perquisites to each of its officers, but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus. Amounts listed include relocation and moving expenses.

(3)   Includes excess life insurance premiums.

(4) Ms. Hughes became Chief Executive Officer of the Company in September 1996, following the resignation of Mr. Kennedy. Ms. Hughes received compensation of $41,686 and $39,326 for her services as a director of the Company in 1996 and 1995, respectively.

EMPLOYMENT AGREEMENTS

    The Company has Employment Agreements with all seven of its executive officers who receive base annual salaries currently ranging from approximately $125,000 to $151,500. The Agreements are renewable on an annual basis and generally provide for an initial term of one year. In the event the Company terminates or does not renew an officer's employment without cause, the officer is generally entitled to receive the balance of his base salary for twelve months.

EXECUTIVE INCENTIVE PLANS

    The Company has from time to time adopted incentive plans for key management and sales personnel. The only incentive plan in effect for officers of the Company for 1996 was the Exempt Employee Incentive Compensation Plan ("Bonus Plan") that provided for the officers to receive specified bonuses ranging from 0% to 90% of base salary if certain sales and operating income goals were achieved by the Company. Payments totaling $794,605, $1,035,771 and $803,953 were made to officers for services rendered in 1996, 1995 and 1994 for this or similar executive incentive plans. Amounts paid, if any, to the officers participating in the Bonus Plan are included in the Summary Compensation Table.

    In 1996, the Company adopted a two year incentive automobile lease program ("Lease Program") that provides for the Company to pay lease payments ranging from $600 to $1,000 per month for the Company's executive officers if the Company meets or exceeds certain net income performance levels. The Lease Program also provides that if such performance levels are met in 1996 and 1997, the Company will pay from $25,000 to $45,000 for each executive officer towards the buyout of the leased vehicles. Amounts paid, if any, to the officers participating in the Lease Program are included in the Summary Compensation Table.

    During 1996, the Company granted certain stock options to its executive officers which were subject to accelerated vesting schedules if the Company met or exceeded certain net income and sales revenue performance levels. In 1996, vesting schedules for options to purchase 218,925 shares of the Company's Common Stock were accelerated because the Company met the specified performance levels.

1995 STOCK OPTION PLAN

    The 1995 Stock Option Plan (the "1995 Plan") authorizes the grant of incentive and non-qualified stock options to officers and key employees. The 1995 Plan covers a maximum of 1,650,000 shares of the Company's Common Stock (adjusted for stock splits and dividends).

    Options issued under the 1995 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan. The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. In the event of certain changes in control of the Company, options generally become immediately exercisable.

    As of March 31, 1997 there were 1,351,730 shares subject to non-qualified options outstanding under the 1995 Plan and 143,370 shares available for further issuance (as adjusted for stock splits and dividends).

1993 STOCK OPTION PLAN

    The 1993 Stock Option Plan (the "1993 Plan") authorized the grant of incentive and non-qualified stock options to officers and key employees. The 1993 Plan also provided for the automatic annual grant of non-qualified stock options to purchase 33,000 shares (as adjusted for stock splits and dividends) to each non-employee director of the Company. The 1993 Plan terminated in December 1996 and no further options may be granted.

    As of March 31, 1997 there were 916,485 shares subject to non-qualified options outstanding under the 1993 Plan.

1990 LONG-TERM INCENTIVE COMPENSATION PLAN

    The 1990 Long-Term Incentive Compensation Plan (the "Incentive Plan") authorized the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance bonuses or any combination of the foregoing to key executive and management employees. The Incentive Plan was terminated by the Board of Directors in March, 1997 and no further options or other benefits may be issued under the Incentive Plan.

    As of March 31, 1997 there were 216,044 shares subject to options outstanding under the Incentive Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth a summary of certain nonqualified stock options granted to the Company's named officers during 1996 (as adjusted for stock splits and dividends).

                                           INDIVIDUAL GRANTS                                             POTENTIAL REALIZABLE
-------------------------------------------------------------------------------------------------------    VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                                                              STOCK PRICE
                                                                                                           APPRECIATION FOR
                                                                                                              OPTION TERM
                                                                                                         ---------------------
                                                          (C)
                                    (B)       % OF 312,900 TOTAL OPTIONS         (D)            (E)
             (A)                  OPTIONS        GRANTED TO EMPLOYEES         EXERCISE      EXPIRATION      (F)        (G)
NAME                            GRANTED (#)             IN 1996            PRICE ($/SHARE)     DATE       5% ($)     10% ($)
-----------------------------  -------------  ---------------------------  ---------------  -----------  ---------  ----------
Kristine F. Hughes                  53,000                   17%              $   19.50      12/19/2006    649,780   1,647,240
Alan D. Kennedy                     18,000                    6%              $   20.00      02/13/2006    226,440     573,660
William E. Spears                   15,300                    5%              $   20.00      02/13/2006    192,474     487,611
Eugene L. Hughes                    15,300                    5%              $   20.00      02/13/2006    192,474     487,611
Douglas Faggioli                    10,800                    3%              $   20.00      02/13/2006    135,864     344,196
Dale G. Lee                         11,700                    4%              $   20.00      02/13/2006    147,186     372,879

           OPTION EXERCISES DURING 1996 AND 1996 YEAR-END VALUE TABLE

    The following table sets forth certain information regarding the exercise and value of nonqualified stock options held by the named officers during 1996 (as adjusted for stock splits and dividends).

                       AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUE
-----------------------------------------------------------------------------------------------------------------
                                                                                                 (E)
                                                                                     DOLLAR VALUE OF UNEXERCISED
                                                                      (D)              IN-THE-MONEY OPTIONS AT
                                                             NUMBER OF UNEXERCISED              FISCAL
                              (B)               (C)            OPTIONS AT FISCAL               YEAR-END
         (A)            SHARES ACQUIRED   VALUE RECEIVED           YEAR-END           EXERCISABLE/UNEXERCISABLE
         NAME           ON EXERCISE (#)         ($)         EXERCISABLE/UNEXERCISABLE             ($)
----------------------  ---------------  -----------------  -----------------------  ----------------------------
Kristine F. Hughes             0                 0                115,335/53,000                 1,007,776/0
Alan D. Kennedy              451,407          8,138,170                 77,250/0                   277,795/0
William E. Spears              0                 0                115,700/36,600              734,017/85,400
Eugene L. Hughes               0                 0                218,925/36,600            2,081,577/85,400
Douglas Faggioli              67,870          1,443,671           127,800/36,600              922,150/85,400
Dale G. Lee                   21,780            511,384           143,660/22,450            1,244,822/64,050

401(K) PLAN

    The Company sponsors a qualified deferred compensation plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code, pursuant to which full-time employees may reduce their salaries by up to 10% of their compensation limited to a maximum of $9,500 and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 100% matched by the Company, up to a maximum of 5% of the employee's compensation. Participants are fully vested at all times in their salary reduction and matching contributions. Participants are eligible to receive distribution of vested amounts upon retirement, death or disability, or termination of employment. Contributions by the Company to the 401(k) Plan were approximately $445,000, $478,000 and $284,000 for 1996, 1995 and 1994,
respectively. Amounts contributed for officers participating in the 401(k) Plan are included in the Summary Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors' Compensation Committee is composed of Merrill Gappmayer, Pauline T. Hughes and Robert H. Daines.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

    As members of the Compensation Committee (the "Committee"), it is our duty to administer various stock option and incentive compensation plans of the Company. In addition, the Committee recommends to the Board of Directors the compensation to be paid to the Company's officers and key employees. The Committee also reviews compensation policies applicable to officers and considers the relationship of corporate performance to that compensation.

    The Committee submits a report to the Board concerning the compensation policies followed by the Committee in recommending compensation for the Company's chief executive and other officers. In establishing such compensation for 1996, the Committee considered a number of factors, including what it believed to be the competitive level of compensation that is necessary to attract, retain and motivate qualified officers. In this regard, the Committee reviewed several salary reports and surveys. The Committee also considered (i) an officer's contribution to the Company's operating performance, as measured by increases in sales revenues, profitability and return on assets, (ii) the officer's contribution to helping the Company meet its other objectives, such as providing a high level of service to the Company's customers and in maximizing shareholder value, and (iii) the Chief Executive Officer's evaluation of each of the officers. For Alan D. Kennedy, the Company's former Chief Executive Officer, the Committee also took into consideration the Company's overall stock performance as measured against the stock market and the performance of the Company in its overseas markets. Kristine F. Hughes, the Company's current Chief Executive Officer, agreed to serve as such without additional cash compensation. For 1996 salaries, the Committee applying the factors set forth above increased base salaries from 5% to 10% over 1995 levels for a weighted average increase of approximately 7%. Salaries for 1997, increased approximately 8% over 1996 levels on a weighted average basis.

    The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an officer's compensation is subject directly to annual bonus compensation measured by the Company's achievement of certain sales and income goals. Under the Company's Exempt Employee Incentive Compensation Plan, bonuses are paid based on the officer's performance and the performance of the entire Company. The Company has also adopted an automobile lease program where the lease payments are made by the Company if the Company meets or exceeds certain income goals. The Committee believes the compensation paid to its officers is reasonable in view of the Company's performance and the contribution of these officers to that performance. In this regard, the Committee in 1994 completed a comprehensive review of the Company's compensation policies and concluded that the Company's policies worked well.

    All officers and key employees participate in the Company's stock option plans. Options granted thereunder, may provide for the acceleration of vesting if the Company meets or exceeds certain income and/or revenue goals. The Committee believes that stock options have been effective in attracting, motivating and retaining executives and key employees. During 1996, the Committee recommended stock option grants in the aggregate amount of 312,900 shares (as adjusted for a 3 for 2 stock split) of which shares were subject to accelerated vesting.

    No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

    COMPENSATION COMMITTEE -- Dated April 11, 1997

    Merrill Gappmayer           Pauline T. Hughes           Robert H. Daines

                          CORPORATE STOCK PERFORMANCE

    The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of the Common Stock of the Company ("NATR") with that of the Index for NASDAQ Stock Market (U.S. companies) and the Index for NASDAQ Stock (SIC 2800-2899) for the five years ended December 31, 1996.

 12/31/91     12/31/92     12/31/93     12/30/94     12/29/95     12/31/96
-----------  -----------  -----------  -----------  -----------  -----------
     100.0        158.7        138.9        155.2        323.4        347.6
     100.0        116.4        133.6        130.6        184.7        227.1
     100.0         86.3         77.2         60.7        102.7        104.0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Maria del Carmen Cisneros, the general manager of the Company's Mexican subsidiary, received a total of $652,505 of compensation from the Company in 1996. Of that amount, $85,076 was salary and bonus and the balance was for commissions received as an independent distributor of the Company's products. Ms. Cisneros also borrowed $250,000 from the Company in 1995, pursuant to a two-year secured 9% promissory note. The note was repaid in August 1996.

    Maria Teresa Polo de Abello, the general manager of the Company's Colombian subsidiary, received a total of $313,188 of compensation from the Company in 1996. Of that amount, $137,028 was salary and bonus and the balance was for commissions received as an independent distributor of the Company's products.

    In 1992, the Company adopted a key officer loan program to assist certain of its officers in purchasing Common Stock of the Company. The loans are due 90 days after demand or termination of employment. The loans are secured by the Common Stock purchased and bear interest at 6% per annum.

    From time to time, the Company has made personal loans to assist certain of its officers and key employees. Loans made to officers are secured by Common Stock of the Company, and are due 90 days after demand. Outstanding loans bear interest at 6% per annum.

    The following table provides certain information about each director or officer who was indebted to the Company since January 1, 1996, in an amount in excess of $60,000. Included in the table is the name of each such director or officer, the amount and nature of the indebtedness and of the transaction in which it was incurred, the largest aggregate amount of indebtedness outstanding by each such person since January 1, 1996 and the amount thereof outstanding as of March 31, 1997. For the nature of each such person's relationship to the Company see "ELECTION OF DIRECTORS -- Officers and Directors" above.

                                                                       AGGREGATE
                                                         LARGEST        BALANCE
                                                        AGGREGATE         AT
NAME                           NATURE OF INDEBTENESS      AMOUNT        3/31/97
----------------------------  ------------------------  ----------  ---------------
Alan D. Kennedy               Stock Purchase Loan       $  144,024             0
                              Personal Loan                100,230             0
Joseph A. Speirs              Stock Purchase Loan       $   60,743             0

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Audit Committee of the Board of Directors of the Company has recommended to the Board of Directors that Arthur Andersen & Co. be selected again as the independent public accountants for the Company. The Board of Directors has accepted this recommendation and has selected Arthur Andersen & Co. to be the independent public accountants for the Company for the fiscal year ending December 31, 1997. Arthur Andersen & Co. served as the Company's independent public accountants for the fiscal year ended December 31, 1996.

    Representatives of Arthur Andersen & Co. are expected to attend the 1997 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

    If a shareholder wishes to present a proposal at the 1998 Annual Meeting of Shareholders, the proposal must be received by Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606 prior to December 31, 1997. The Board of Directors will review any proposal which is received by that date and determine whether it is a proper proposal to present to the 1998 Annual Meeting.

                                 VOTE REQUIRED

    A majority of the 18,795,887 issued and outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Utah Revised Business Corporation Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for all other proposals to come before the meeting. The Company does not have any specific charter or by-law provisions dealing with the method by which votes will be counted; however, in prior years the Company has counted abstentions and broker non-votes for quorum purposes but the votes represented by such shares are not counted in computing the results of the election of directors or other resolutions.

    Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 1997 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the 1996 Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

    In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

    COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY --
ATTENTION: INVESTOR RELATIONS DEPARTMENT, 75 EAST 1700 SOUTH, PROVO, UTAH 84606. Copies of the Company's 1996 Annual Report to Shareholders are being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the Company's Investor Relations Department, at the above address.

    The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

                                            By Order of the Board of Directors

                                                    BRENT F. ASHWORTH

                                                        SECRETARY

Dated: April 14, 1997

                                      PROXY

                           NATURE'S SUNSHINE PRODUCTS, INC.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristine F. Hughes and Brent F. Ashworth and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common Stock of the Company held of record by the undersigned on April 14, 1997, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 19, 1997, at 10:00 a.m., local time, or at any adjournment thereof.

                       (TO BE SIGNED ON REVERSE SIDE.)


/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


FOR  WITHHELD    Nominees: Merrill Gappmayer
                           Pauline T. Hughes

1. Election of  / /  / /
   Directors


2. In their discretion, the Proxies are / / / / / / authorized to vote upon such other business as may properly come before the Annual Meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED
IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly:

No postage is required if this Proxy is
returned in the enclosed envelope and
mailed in the United States.


SIGNATURE(S)_____________________________________________DATE_____________

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)